Exhibit 99.1

Material U.S. Federal Income Tax Consequences

The tax consequences to you of an investment in us will depend in part on your own tax circumstances. This section should be read in conjunction with the risk factors included under the caption “Tax Risks” in our Annual Report on Form 10-K for the year ended December 31, 2017. This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective holders of our 8.00% Series A Cumulative Redeemable Perpetual Preferred Units (“series A preferred units”), our 7.90% Series B Cumulative Redeemable Perpetual Preferred Units (“series B preferred units” and, together with the series A preferred units, “preferred units”) or our common units who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Landmark Infrastructure Partners LP and our operating subsidiaries.

The following discussion does not comment on all U.S. federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (“IRAs”), real estate investment trusts (“REITs”) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special tax accounting rules as a result of any item of gross income with respect to our units being taken into account in an applicable financial statement and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local and foreign tax consequences. Accordingly, we encourage each prospective holder of units to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of units and potential changes in applicable laws, including the impact of the recently enacted U.S. tax reform legislation.

Each prospective participant in the unit exchange program should consult his tax advisor as to the consequences of their participation in the program, which will vary depending on the particular circumstances of the participant and the transaction pursuant to which we issue units to him.

No ruling has been requested from the Internal Revenue Service (the “IRS”) regarding our characterization as a partnership for tax purposes or the consequences of owning our units. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our units, including the prices at which our units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and for incentive distributions to our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

Notwithstanding the above, and for the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (i) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (ii) whether all aspects of our method for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Units — Allocations Between Transferors and Transferees”); (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”); (iv) whether holders of preferred units will be treated as partners that receive distributions in their capacity as partners (please read “— Tax Consequences of Unit Ownership — Limited Partner Status”); and (v) whether our use of simplifying conventions in connection with the revaluation of our assets and allocation of book items is permitted by existing Treasury Regulations (please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes dividends, interest (other than from a financial business), real property rents, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating subsidiaries for U.S. federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that we will be classified as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•	We have not elected to be, will not elect to be and are not otherwise treated as a corporation for U.S. federal income tax purposes; and
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For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past, are true as of the date hereof and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units, or taxable capital gain, after the unitholder’s tax basis in his units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of our units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Tax Treatment of Our REIT Subsidiary

General

We currently conduct substantially all of our operations in a corporate subsidiary, Landmark Infrastructure Inc. (“REIT Subsidiary”), and we anticipate that substantially all of our income will consist of distributions paid to us by the REIT Subsidiary. The REIT Subsidiary will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code beginning with its taxable year ended December 31, 2017, and we expect the REIT Subsidiary has been organized and will be operated in a manner to allow it to qualify as such for each subsequent taxable year. REIT Subsidiary’s qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Internal Revenue Code, as discussed below. No ruling or opinion of counsel has been received regarding the qualification of the REIT Subsidiary as a REIT for federal income tax purposes. No assurances can be provided that the REIT Subsidiary has operated or will operate in a manner so as to qualify or remain qualified as a REIT.

Provided that an entity qualifies for taxation as a REIT, it generally will not be subject to U.S. federal corporate income taxes on net income that it currently distributes to its shareholders. Notwithstanding its election, however, such REIT will be subject to U.S. federal corporate income tax in certain circumstances, including but not limited to the following:

•	Such REIT will be required to pay regular U.S. federal corporate income tax on any undistributed taxable income, including undistributed capital gain.
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If such REIT has (i) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be required to pay tax at the regular U.S. federal corporate income tax rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

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If such REIT has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

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If such REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and yet has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to (i) the greater of (a) the amount by which it fails the 75% income test or (b) the amount by which it fails the 95% income test, multiplied by (ii) a fraction intended to reflect such REIT’s profitability.

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If such REIT should fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the regular U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused it to fail such test.

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If such REIT should fail to satisfy any provision of the Internal Revenue Code that would result in its failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, it may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

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If such REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed ordinary income and capital gain net income from prior years, it would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

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If such REIT acquires any asset from a corporation that is or has been a C corporation in a transaction in which such REIT’s basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which such REIT acquired the asset, and such REIT subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which it acquired the asset, then it generally will be required to pay tax at the regular U.S. federal corporate income tax rate on this gain to the extent of the excess of (i) the fair market value of the asset over (ii) such REIT’s adjusted basis in the asset, in each case determined as of the date on which such REIT acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury regulations on its tax return for the year in which such REIT acquires the asset from the C corporation. Under applicable Treasury regulations, any gain from the sale of property acquired by a REIT in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Internal Revenue Code generally are excluded from the application of this built-in gains tax.

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Any subsidiaries of such REIT that are C corporations, or are treated as corporations for U.S. federal income tax purposes, including “taxable REIT subsidiaries” (“TRSs”) described below, generally will be required to pay U.S. federal corporate income tax on their earnings.

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Such REIT will be subject to a tax equal to 100% of the amount of redetermined rents, redetermined deductions, excess interest and redetermined TRS service income. Redetermined rents are rents the amount of which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished to a tenant of such REIT by a TRS. Redetermined deductions are deductions (other than redetermined rents) the amount of which would otherwise be decreased on distribution, apportionment or allocation to clearly reflect income between such REIT and a TRS of such REIT. Excess interest means any deductions for interest payments made by a TRS to such REIT to the extent that the interest payments exceed a commercially reasonable rate. Redetermined TRS service income generally represents income of a TRS that is understated as a result of services provided to us or on our behalf.

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If such REIT elects to retain and pay income tax on its net capital gain, a stockholder of the REIT would include its proportionate share of the REIT’s undistributed capital gain (to the extent the REIT makes a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that the REIT paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the tax basis of the stockholder in the REIT’s stock.

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If such REIT should fail to comply with the requirement to send annual letters to stockholders holding at least a certain percentage of its stock, as determined by Treasury Regulations, requesting information regarding the actual ownership of its stock, and the failure is not due to reasonable cause or due to willful neglect, it will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

Such REIT may also be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local and non-United States income, property and other taxes on its assets and operations.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a domestic corporation, trust or association that is neither a financial institution nor an insurance company (as defined by the Internal Revenue Code) that is managed by one or more trustees or directors whose shares are evidenced by transferable shares or by transferable certificates of beneficial interest. In addition, commencing with a REIT’s second taxable year, (i) the beneficial ownership of the REIT must be held by 100 or more persons, and (ii) during the last half of each taxable year not more than 50% in value of the REIT’s outstanding stock can be owned, directly or indirectly, by five or fewer individuals (as specially defined in the Internal Revenue Code to include certain entities).

For its taxable year beginning after December 31, 2017, the REIT Subsidiary will be treated as having met condition (ii) if it has complied with certain Treasury Regulations for ascertaining the ownership of its shares for such year and if it did not know (or after the exercise of reasonable due diligence would not have known) that its shares were sufficiently closely held during such year to cause it to fail condition (ii). We believe that the REIT Subsidiary has been organized and operated in a manner that has allowed it, and will continue to allow it, to satisfy these requirements during the relevant time periods. Moreover, a REIT may not maintain its status as a REIT unless its taxable year is the calendar year. The REIT Subsidiary has a calendar taxable year.

Income Tests

In order to maintain its qualification as a REIT, a REIT must annually satisfy two gross income requirements:

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At least 75% of such REIT’s gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or from certain types of temporary investments; and

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At least 95% of such REIT’s gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents a REIT receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount the REIT receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales.

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Neither the REIT nor an actual or constructive owner of 10% or more of the REIT’s capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents the REIT receives from such a tenant that is a TRS, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by the REIT’s other tenants for comparable space.

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, a REIT may transfer a portion of such personal property to a TRS.

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The REIT generally may not operate or manage the property or furnish or render services to its tenants, subject to a 1% de minimis exception and except as provided below. The REIT may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, the REIT may employ an independent contractor from whom it derives no revenue to provide customary services to its tenants, or a TRS (which may be wholly or partially owned by REIT) to provide both customary and non-customary services to its tenants without causing the rent the REIT receives from those tenants to fail to qualify as “rents from real property.”

A REIT may enter into hedging transactions with respect to one or more of its assets or liabilities. The term “hedging transaction” generally means (A) any transaction the REIT enters into in the normal course of its business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by the REIT to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test, and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior heading transaction was extinguished or disposed of. Hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. Income a REIT derives from a hedging transaction, including gain from the sale or disposition thereof, that is clearly identified as a hedging transaction as specified in the Internal Revenue Code will not constitute gross income and thus will be exempt from the 95% gross income test and from the 75% gross income test. To the extent that a REIT does not properly identify such transactions as hedges, it hedges other risks or it hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests.

If a REIT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if:

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following its identification of the failure to meet the 75% or 95% gross income tests for any taxable year, the REIT files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	the failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances a REIT would be entitled to the benefit of these relief provisions. For example, if it fails to satisfy the gross income tests because non-qualifying income that it intentionally accrues or receives exceeds the limits on non-qualifying income, the IRS could conclude that its failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, such REIT will not qualify as a REIT. Even if these relief provisions apply, and it retains its status as a REIT, a tax would be imposed with respect to such REIT’s non-qualifying income.

Asset Tests

At the close of each calendar quarter of its taxable year, a REIT must also satisfy a number of tests relating to the nature of its assets. First, at least 75% of the value of a REIT’s total assets must be represented by real estate assets, cash, cash items and certain government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of a REIT’s total assets may be represented by securities other than those in the 75% asset class.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, any qualified REIT subsidiaries and TRSs, the value of any one issuer’s securities may not exceed 5% of the value of the REIT’s total assets, and the REIT may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Solely for purposes of the 10% value test, however, certain securities including, but not limited to “straight debt” securities having specified characteristics, loans to an individual or an estate, obligations to pay rents from real property and securities issued by a REIT, are disregarded as securities. In addition, solely for purposes of the 10% value test, the determination of the REIT’s interest in the assets of a partnership or limited liability company in which it owns an interest will be based on the REIT’s proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, not more than 20% (25% for taxable years beginning before January 1, 2018) of the value of the REIT’s total assets may be represented by the securities of one or more TRSs.

Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g. a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).

The foregoing 5% and 10% limitations do not apply to the securities of a TRS or qualified REIT subsidiary.

The asset tests described above must be satisfied at the close of each calendar quarter of the REIT’s taxable year. After initially meeting the asset tests at the close of any quarter, a REIT will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values unless the REIT acquires securities in the applicable issuer, increases its ownership of securities of such issuer (including as a result of increasing its interest in other partnerships and limited liability companies which own such securities), or acquires other assets. If the REIT fails to satisfy an asset test because it acquires securities or other property during a quarter, including as a result of an increase in its interest in a subsidiary partnership, the REIT may cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter.

Certain relief provisions may be available if the REIT discovers a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, the REIT will be deemed to have met the 5% and 10% asset tests if the value of its non-qualifying assets (1) does not exceed the lesser of (a) 1% of the total value of its assets at the end of the applicable quarter or (b) $10,000,000, and (2) the REIT disposes of the non-qualifying assets or otherwise satisfies such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, the REIT may avoid disqualification as a REIT after the 30 day cure period by taking steps including (1) the disposition of sufficient non-qualifying assets, or the taking of other actions, which allow the REIT to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued and (2) disclosing certain information to the IRS. In such case, the REIT will be required to pay a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

Taxable REIT Subsidiaries

A REIT may directly or indirectly own stock in one or more TRSs. A TRS may be any corporation (or other entity treated as a corporation for U.S. federal income tax purposes) in which a REIT directly or indirectly owns stock and where such REIT and the corporation make a joint election to treat the corporation as a TRS. A TRS is subject to federal income tax as a regular C corporation. A REIT’s ownership of stock of a TRS is not subject to the 10% or 5% asset tests. However, as discussed above, the value of all TRS securities owned by a REIT cannot exceed 20% (25% for taxable years beginning before January 1, 2018) of the value of such REIT’s assets. Additionally, the value of all TRS securities owned by a REIT together with other non-real estate assets owned by such REIT may not exceed 25% of the value of such REIT’s total assets. For taxable years beginning after December 31, 2017, taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions. See “—Annual Distribution Requirements.” This provision may limit the ability of our TRSs to deduct interest, which could increase their taxable income.

Qualified REIT Subsidiaries

A REIT may own certain wholly owned subsidiaries that are intended to be treated as qualified REIT subsidiaries under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if the REIT owns 100% of the corporation’s outstanding stock and it does not elect with the corporation to treat it as a TRS, as described above. A qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code, including the REIT qualification tests. Thus, in applying the federal income tax requirements described in this summary, any corporation in which the REIT Subsidiary owns a 100% interest (other than a TRS) is ignored, and all assets, liabilities, and items of income, gain, loss, deduction and credit of such corporation are treated as the assets, liabilities and items of income, gain, loss, deduction, and credit of the REIT Subsidiary. A qualified REIT subsidiary is not required to pay federal income tax, and a REIT’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities described above under “Asset Tests.”

Annual Distribution Requirements

In order to qualify as a REIT, an entity is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and such REIT’s net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income over 5% of “REIT taxable income.”

For these purposes, “REIT taxable income” is computed without regard to the dividends paid deduction and net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable. “REIT taxable income” will be reduced by any taxes the REIT is required to pay on any gain it recognized from the disposition of any asset it acquired from a corporation which is or has been a C corporation in a transaction in which the REIT’s basis in the asset is less than the fair market value of the asset, in each case determined at the time the REIT acquired the asset, within the five-year period following the REIT’s acquisition of such asset. For taxable years beginning after

December 31, 2017, deductions for net business interest expense will generally be limited to 30% of REIT taxable income. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years. If a REIT is subject to this interest expense limitation, its REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We believe that the REIT Subsidiary should be eligible to make this election. If it does make this election, although it would not be subject to the interest expense limitation described above, its depreciation deductions may be reduced and, as a result, its REIT taxable income for a taxable year may be increased.

The distributions described above must generally be paid in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of such prior year’s 90% distribution requirement, if one of the following two sets of criteria is satisfied: (1) the dividends were declared in October, November, or December, the dividends were payable to shareholders of record on a specified date in such month, and the dividends were actually paid during January of the subsequent year; or (2) the dividends were declared before such REIT timely files its U.S. federal income tax return for the year, the dividends were distributed in the 12-month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and such REIT elects, on its tax return, for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year. The amount distributed must not be preferential — i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that a REIT does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. The shareholders may be entitled to a tax credit for any tax paid by a REIT on undistributed net capital gains. Furthermore, if a REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any ordinary income and capital gain net income from prior periods, it will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

Under some circumstances, a REIT may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year that may be included in such REIT’s deduction for dividends paid for the earlier year. Thus, a REIT may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above; however, it will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends. In addition, if a dividend the REIT has paid is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.

Failure to Qualify

If an entity fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, it will be subject to regular U.S. federal corporate income tax on its taxable income. Distributions to shareholders in any year in which it fails to qualify will not be deductible, nor will they be required to be made (unless required by the terms of the REIT’s governing documents). In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be treated as regular corporate dividends. Unless entitled to relief under specific statutory provisions, the REIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Determination as to whether a REIT would be entitled to such statutory relief is based on all facts and circumstances.

Distributions Received from the REIT Subsidiary

As long as a the REIT Subsidiary qualifies as a REIT, distributions made to us out of current or accumulated earnings and profits (and not designated as capital gain dividends) generally will be taken into account by us as regular corporate dividends, and corporate unitholders will not be eligible for the dividends received deduction as to their distributive shares of such amounts. Dividends will not generally be eligible to be taxed at the preferential dividend income rates applicable to “qualified dividend income.” An exception applies, however, and individual unitholders are taxed at reduced rates on their distributive shares of dividends designated by and received by us from the REIT Subsidiary, to the extent that the dividends are attributable to (1) income that the REIT Subsidiary previously retained in the prior years, and on which it was subject to corporate level tax, (2) dividends received by the REIT Subsidiary from taxable corporations, or (3) income from sales of appreciated property acquired from C corporations with a carryover basis. In addition, under recently enacted legislation, non-corporate U.S. shareholders of a REIT, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026. Prospective non-corporate U.S. investors in our units should consult their tax advisors regarding the applicability of this provision to their investment us and their allocable share of dividends received from the REIT Subsidiary.

Distributions that are designated as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed the REIT Subsidiary’s actual net capital gain for the taxable year and may not exceed the REIT Subsidiary’s dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year). However, corporate unitholders may be required to treat up to 20% of their distributive share of certain capital gain dividends as ordinary income. Distributions in excess of the REIT Subsidiary’s current and accumulated earnings and profits will not constitute taxable income to us to the extent that they do not exceed our adjusted basis in our shares of the REIT Subsidiary, but rather will reduce our adjusted basis in such shares. To the extent that such distributions exceed our adjusted basis in such shares, they will be treated as gain from the sale of the shares (which gain will be capital gain, assuming the shares are a capital asset and will be long-term or short-term capital gain depending on how long we have held the shares).

Any dividend declared by the REIT Subsidiary in October, November or December of any year will be treated as both paid by the REIT Subsidiary and received by the us on December 31 of such year, provided that the dividend is actually paid by the REIT Subsidiary during January of the following calendar year.

Net operating losses and capital losses of the REIT Subsidiary will not flow through to unitholders.

A REIT may elect to retain and pay income tax on net long-term capital gains it received during the tax year, in which case (i) we must include in income (as long-term capital gains) our proportionate share of the undistributed long-term capital gains of the REIT Subsidiary, (ii) our basis in our shares of the REIT Subsidiary is increased by the included amount of the undistributed gains, and (iii) we will be deemed to have paid, and will receive a credit for, our proportionate share of the tax paid by the REIT Subsidiary on the undistributed gains.

Limited Partner Status

In general, our unitholders will be treated as partners of Landmark Infrastructure Partners LP for U.S. federal income tax purposes. Also, unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will generally be treated as partners of Landmark Infrastructure Partners LP for U.S. federal income tax purposes.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding units. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in us for U.S. federal income tax purposes.

The tax treatment of our preferred units is uncertain. As such, Latham & Watkins LLP is unable to opine as to the tax treatment of our preferred units and the allocations made to the holders of such units, which are described below under the caption “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.” Although the IRS may disagree with this treatment, we will treat holders of preferred units as partners and distributions paid to holders of preferred units as being made to such holders in their capacity as partners. If the preferred units are not partnership interests, they would likely constitute indebtedness for U.S. federal income tax purposes and distributions to the holders of preferred units would constitute ordinary interest income to such holders. If preferred units are treated as partnership interests, but distributions to holders of preferred units are not treated as being made to such holders in their capacity as partners, then these distributions would likely be treated as guaranteed payments for the use of capital. Guaranteed payments would generally be taxable to the recipient as ordinary income, and a recipient could recognize taxable income from the accrual of such a guaranteed payment even in the absence of a contemporaneous distribution. The remainder of this discussion assumes that our preferred units are partnership interests for U.S. federal income tax purposes and that distributions to holders of preferred units will be made to such holders in their capacity as partners.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “— Entity-Level Collections” we will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. In general, when distributions are made to holders of preferred units, we intend to allocate available items of gross income to the recipients to the extent of such distributions. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “— Disposition of Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s interest in us because of our issuance of additional units may decrease his share of our nonrecourse liabilities, and thus may result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units

A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share, if any, of our nonrecourse liabilities. That basis will be increased by his share of our income, by any increases in his share of our nonrecourse liabilities and, on the disposition of a unit, by his share of certain items related to business interest not yet deductible by him, if any, due to applicable limitations. Please read “— Limitations on Interest Deductions.” We do not anticipate that a holder of preferred units will be allocated any share of our liabilities. A unitholder’s basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, if any, by any decreases in his share of our nonrecourse liabilities, by his share of our excess business interest (generally, the excess of our business interest over the amount that is deductible) and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value” as defined in the Treasury Regulations promulgated under Section 752 of the Internal Revenue Code, but may have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Units — Recognition of Gain or Loss.”

A unitholder’s initial tax basis for his units acquired in connection with our unit exchange program will depend on his particular circumstances and the specific terms of the transaction pursuant to which we issue units to him. Potential participants in the unit exchange program should consult their tax advisors regarding their initial tax basis in the units they receive and other tax consequences of participating in the unit exchange program.

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such unitholder’s tax basis in his units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be usable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

An additional loss limitation may apply to certain of our unitholders for taxable years beginning after December 31, 2017, and before January 1, 2026. A non-corporate unitholder will not be allowed to take a deduction for certain excess business losses in such taxable years. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000, or $500,000 for taxpayers filing a joint return. Any losses disallowed in a taxable year due to the excess business loss limitation may be used by the applicable unitholder in the following taxable year if certain conditions are met. Unitholders to which this excess business loss limitation applies will take their allocable share of our items of income, gain, loss and deduction into account in determining this limitation. This excess business loss limitation will be applied to a non-corporate unitholder after the passive loss limitations and may limit such unitholders’ ability to use any losses we generate allocable to such unitholder that are not otherwise limited by the basis, at-risk and passive loss limitations described above.

Limitations on Interest Deductions

Our ability to deduct interest paid or accrued on indebtedness properly allocable to a trade or business, “business interest,” may be limited in certain circumstances. Should our ability to deduct business interest be limited, the amount of taxable income allocated to our unitholders in the taxable year in which the limitation is in effect may increase. However, in certain circumstances, a unitholder may be able to use a portion of a business interest deduction subject to this limitation in future taxable years. Prospective unitholders should consult their tax advisors regarding the impact of this business interest deduction limitation on an investment in our units.

In addition, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;
•	our interest expense attributed to portfolio income; and
•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any U.S. federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, when distributions are made to holders of preferred units or incentive distributions are made, we intend to allocate available items of gross income to the recipients to the extent of such distributions.

Thereafter, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our common unitholders in accordance with their percentage interests in us. If we have a net loss, that loss will be allocated first to the common unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted for certain items in accordance with applicable Treasury Regulations. Holders of preferred units will only be allocated net loss in the event that the capital accounts of the common unitholders have been reduced to zero.

Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of a unit offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates (or by a third party, including participants in the unit exchange program) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of such. Each prospective participant in the unit exchange program should consult his tax advisor with respect to the effect of Section 704(c) allocation to him, which will vary based on his particular circumstances and the specific terms of the transaction pursuant to which we issue units to him.

In the event we issue additional units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. It may not be administratively feasible to make the relevant adjustments to “book” basis and the relevant reverse Section 704(c) allocations separately each time we issue units, particularly in the case of small or frequent unit issuances. If that is the case, we may use simplifying conventions to make those adjustments and allocations, which may include the aggregation of certain issuances of units. Latham & Watkins LLP, is unable to opine as to the validity of such conventions.

In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts (subject to certain adjustments), if negative capital accounts (subject to certain adjustments) nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate such negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;
•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and
•	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in this section and in “— Limited Partner Status,” “ — Section 754 Election,” “— Disposition of Units — Allocations Between Transferors and Transferees” and “— Uniformity of Units,” allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;
•	any cash distributions received by the unitholder as to those units would be fully taxable; and
•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Units — Recognition of Gain or Loss.”

Tax Rates

Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective unitholders are urged to consult their tax advisors as to the impact of the NIIT on an investment in our units.

For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate unitholder is entitled to a deduction of up to 20% of its “qualified business income” attributable to us and up to 20% of its allocable share of certain dividends we receive from the REIT Subsidiary (see “—Distributions Received from the REIT Subsidiary”). For purposes of this deduction, a unitholder’s “qualified business income” attributable to us is equal to the sum of:

•

the net amount of such unitholder’s allocable share of certain of our items of income, gain, deduction and loss (generally excluding certain items related to our investment activities, including capital gains and dividends, which are subject to a U.S. federal income tax rate of 20%); and

•

any gain recognized by such unitholder on the disposition of its units to the extent such gain is attributable to certain Section 751 assets, including depreciation recapture and “inventory items” we own.

Prospective unitholders should consult their tax advisors regarding the application of this deduction and its interaction with the overall deduction for qualified business income.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. Latham & Watkins LLP is unable to opine as to whether all our method for taking into account Section 743 adjustments is sustainable in certain cases, as there is no direct or indirect controlling authority addressing the validity of these positions. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that any deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “— Disposition of Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please read “— Tax Consequences of Unit Ownership— Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves.

These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share, if any, of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a unit and, therefore, decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which may be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to “unrealized receivables,” including potential recapture items such as depreciation recapture, or to “inventory items” we own. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Ordinary income recognized by a unitholder on disposition of our units may be reduced by such unitholder’s deduction for qualified business income. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;
•	an offsetting notional principal contract; or
•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, after the allocation of items of gross income to the recipients of distributions attributable to our preferred units and incentive distribution rights, our taxable income and losses will be determined annually, will be prorated on a monthly basis in proportion to the number of days in each month and will be subsequently apportioned among our common unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business and other “extraordinary items” will be allocated among our common unitholders either at the time or on the Allocation Date in the month in which that gain or loss is recognized. As a result, a common unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The U.S. Department of Treasury and the IRS have issued Treasury Regulations that permit publicly traded partnerships to use a monthly simplifying convention that is similar to ours, but they do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year.

A unitholder who owns common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from the application of certain depreciation and amortization methods. Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” Latham & Watkins LLP has not rendered an opinion with respect to our specific methods of depreciation and amortization, and the IRS may challenge these methods. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Units — Recognition of Gain or Loss.”

In addition, as described above at “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction,” if we aggregate multiple issuances of units for purposes of making adjustments to “book” basis and related tax allocations, we will treat each of our units as having the same capital account balance, regardless of the price actually paid by each purchaser of units in the aggregated offerings. Latham & Watkins LLP is unable to opine as to validity of such an approach. We do not expect the number of affected units, or the differences between the purchase price of a unit and the initial capital account balance assigned to the unit, to be material, and we do not expect this convention to have a material effect upon the trading of our units.

Tax-Exempt Organizations and Other Investors

General. Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our units.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Items of our income allocated to a unitholder that is a tax-exempt organization may be treated as unrelated business taxable income that will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units (“foreign unitholders”) may be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they may be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our income or gain. Moreover, under rules applicable to publicly traded partnerships, except as described below with respect to income derived from the REIT Subsidiary that is not effectively connected to a U.S. trade or business, our quarterly distribution to foreign unitholders will generally be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units may be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

REIT Subsidiary Dividends and Dispositions. Foreign unitholders will be subject to a 30% U.S. withholding tax on their allocable shares of the ordinary dividends received from the REIT Subsidiary that are not otherwise effectively connected with a U.S. trade or business. This tax will be withheld by the us. The 30% withholding tax may be reduced by an applicable income tax treaty.

To the extent that we receive a capital gain dividend from the REIT Subsidiary, a foreign unitholder’s allocable share of such capital gain dividend will be treated as effectively connected with the conduct of a U.S. trade or business and subject to 21% withholding tax. Consequently, foreign unitholders will be subject to U.S. income tax payment and tax return filing obligations with respect to their allocable shares of capital gain dividends made by the REIT Subsidiary to us and foreign unitholders that are corporations will be subject to an additional 30% “branch profits tax” on such capital gain dividends. The branch profits tax may be reduced by an applicable income tax treaty.

If we dispose of our shares in the REIT Subsidiary, a foreign unitholder will not be subject to U.S. federal income tax on its allocable share of our gain from such disposition if the REIT Subsidiary is a domestically-controlled qualified investment entity as defined in the Internal Revenue Code. To the extent the REIT Subsidiary is a domestically-controlled qualified investment entity, a foreign unitholder’s allocable share of our gain from our disposition of shares in the REIT Subsidiary will not be treated as income effectively connected with the conduct of a U.S. trade or business. However, if the REIT Subsidiary is not a domestically-controlled qualified investment entity, a foreign unitholder will be subject to U.S. tax payment and tax return filing obligations on its allocable share of our gain from the disposition of shares in the REIT Subsidiary.

Sale of a Unit. A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Gain on the sale or disposition of a unit will be treated as effectively connected with a U.S. trade or business to the extent that a foreign unitholder would recognize gain effectively connected with a U.S. trade or business upon the hypothetical sale of our assets at fair market value on the date of the sale or exchange of that unit. Such gain shall be reduced by certain amounts treated as effectively connected with a U.S. trade or business attributable to certain real property interests.

Under the Foreign Investment in Real Property Tax Act, a foreign unitholder (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by foreign law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable foreign country), generally will be subject to U.S. federal income tax upon the sale, exchange or other disposition of a unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of the class of such unit at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the five-year period ending on the date of disposition. In general, a U.S. real property interest does not include any interest in a domestically-controlled qualified investment entity. If more than 50% of our assets consist of U.S. real property interests, foreign unitholders may be subject to U.S. federal income tax on gain from the sale, exchange or other disposition of their units.

Upon the sale, exchange or other disposition of a unit by a foreign unitholder, the transferee is generally required to withhold 10% of the amount realized on such sale, exchange or other disposition if any portion of the gain on such sale, exchange or other disposition would be treated as effectively connected with a U.S. trade or business. If the transferee fails to satisfy this withholding requirement, we will be required to deduct and withhold such amount (plus interest) from future distributions to the transferee. Because the “amount realized” would include a unitholder’s share of our nonrecourse liabilities, if any, 10% of the amount realized could exceed the total cash purchase price for such disposed units. Due to this fact, our inability to match transferors and transferees of units and other uncertainty surrounding the application of these withholding rules, the U.S. Department of the Treasury and the IRS have currently suspended these rules for transfers of certain publicly traded partnership interests, including transfers of our units, until regulations or other guidance has been issued. It is unclear when such regulations or other guidance will be issued.

Additional withholding requirements may also affect certain foreign unitholders. Please read “— Administrative Matters — Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. For taxable years beginning on or before December 31, 2017, the Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or a partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner and its unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our unitholders might be substantially reduced.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Internal Revenue Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as our Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity,” (as specially defined in the Internal Revenue Code) unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally apply to payments of FDAP Income currently and generally will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we have FDAP Income or have Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their units through such foreign entities, may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;
•	whether the beneficial owner is:
o	a person that is not a U.S. person;
o	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or
o	a tax-exempt entity;
•	the amount and description of units held, acquired or transferred for the beneficial owner; and
•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $260 per failure, up to a maximum of $3,218,500 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed on taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including: (i) negligence or disregard of rules or regulations, (ii) substantial understatements of income tax, (iii) substantial valuation misstatements and (iv) the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law. Except with respect of the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law, however, no penalty will be imposed for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

With respect to substantial understatements of income tax, the amount of any understatement subject to penalty generally is reduced by that portion of the understatement which is attributable to a position adopted on the return: (A) for which there is, or was, “substantial authority”; or (B) as to which there is a reasonable basis and the relevant facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must adequately disclose the relevant facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty.

Recent Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships.

Recently, the President signed into law comprehensive U.S. federal tax reform legislation that significantly reforms the Internal Revenue Code. This legislation, among other things, contains significant changes to the taxation of our operations and an investment in our units, including a partial limitation on the deductibility of certain business interest expenses, a deduction for our unitholders relating to certain income from partnerships, immediate deductions for certain new investments instead of deductions for depreciation over time and the modification or repeal of many business deductions and credits. We continue to examine the impact of this tax reform legislation, and as its overall impact is uncertain, we note that this tax reform legislation could adversely affect the value of an investment in our units. Prospective unitholders are urged to consult their tax advisors regarding the impact of this tax reform legislation on an investment in our units.

Additional modifications to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our units.

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, you may be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in us.